Exhibit 99.1

Prestige Brands Announces Agreement to Acquire DenTek Holdings, Inc.

Acquisition Will Add Scale Brand and Expands Oral Care Platform

Conference Call Scheduled Today at 10:30am

Tarrytown, NY—November 23, 2015—Prestige Brands Holdings, Inc. (NYSE-PBH) (“Prestige”) today announced that it has entered into a definitive agreement to acquire DenTek Oral Care, Inc. (“DenTek”), a privately-held marketer and distributor of oral care products for $225 million in cash. This transaction would add pro forma revenues and adjusted EBITDA of approximately $60 million and $23 million, respectively on an annualized basis.

The acquisition of DenTek® will expand Prestige’s portfolio of iconic OTC brands into the fast-growing specialty oral care products category in the U.S., Australia and Europe. The DenTek brand includes the #1 dental floss pick, as well as other oral care products for adults and children.

The Company plans to finance the acquisition with a combination of funds from its existing credit facilities and available cash, and expects the transaction would add approximately a half point to its leverage calculation at the time of the close. The transaction is expected to close during the first half of calendar year 2016, subject to customary closing conditions, including clearance under the Hart-Scott Rodino Antitrust Improvements Act of 1976.

Commentary

“The acquisition of DenTek, when combined with our existing oral care products, will create our fifth $100 million platform and provide the opportunity to enter the fast-growing specialty oral care category anchored by the DenTek brand,” said Ron Lombardi, President and CEO. “DenTek is an excellent fit with our acquisition criteria, which is focused on using M&A to build our portfolio and create brand-building and innovation opportunities for long-term growth. The DenTek brand complements our existing oral care platform and fits our business model with outsourced manufacturing and distribution, allowing us to focus on our core competencies in marketing and sales,” he said.

Mr. Lombardi continued, “The acquisition of DenTek will mark our seventh transaction in the past six years as we continue to execute our proven strategy of acquiring, integrating and building brands to grow our portfolio and increase shareholder value. This acquisition will bring our portfolio closer to our stated objective of 85% ‘invest for growth’ brands and 15% ‘manage for cash.’ We look forward to adding the DenTek brand to our growing portfolio and anticipate closing on this transaction during the first half of calendar year 2016, subject to regulatory approvals.”

Conference Call and Presentation

The Company will host a conference call today at 10:30 a.m. ET to review the pending acquisition. The call may be accessed by dialing 877-784-9650 about 10 minutes before the start of the call. International callers may dial 530-379-4717. A replay will be available for two weeks following the completion of the call and can be accessed by dialing 855-859-2056 or 404-537-3406 for international. A slide presentation will accompany the call and can be accessed from the Investors section of the Company’s website, www.prestigebrands.com.

Non-GAAP Financial Measures

Pro forma adjusted EBITDA is a non-GAAP financial measure arrived at by taking pro forma net income of $1.0 million and adding back depreciation and amortization of $2.0 million, interest expense of $12.5 million, taxes of $0.5 million, and $7.0 million of transition, integration and purchase accounting to arrive at $23.0 million.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter healthcare and household cleaning products throughout the U.S., Canada, and Australia and in certain other international markets. Core brands include Monistat® women’s health products, Nix® lice treatment, Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, Little Remedies® pediatric products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Debrox® earwax remover, and Gaviscon® antacid in Canada. Visit the Company's website at www.prestigebrands.com.

Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “will,” “would,” “expect,” “plan,” “continue,” “anticipate” (or the negative or other derivatives of each of these terms) or similar terminology. The “forward-looking statements” include, without limitation, statements regarding the expected timing for consummating the acquisition, the acquisition’s impact on revenues, adjusted EBITDA, leverage and shareholder value, the impact of the acquisition on the Company’s portfolio of brands and growth, the Company’s expected financing, the rate of growth of the specialty oral care category, and the success of the Company’s strategy of acquiring, integrating and building brands. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those in the forward-looking statements as a result of a variety of factors, including satisfaction of the closing conditions, including approval under the Hart-Scott Rodino Antitrust Improvements Act, general economic and business conditions, our ability to successfully integrate the DenTek brands and supply chain, regulatory matters, competitive pressures, unexpected costs, or liabilities and disruptions resulting from the integration. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2015 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Except to the extent required by applicable securities laws, we are not under any obligation to (and expressly disclaim any such obligation to) update any forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.

Contact: Dean Siegal

914-524-6819